PURCHASE AND ASSUMPTION AGREEMENT


                  This is a Purchase and Assumption Agreement (this "AGREEMENT") dated as of September 12, 1997, between First Federal Savings Bank of Leitchfield, a federal savings bank ("PURCHASER"), and Republic Bank & Trust Company, a Kentucky banking corporation ("SELLER").

                  WHEREAS, Seller conducts business (the "BUSINESS") at a branch in Mayfield, Kentucky (the "SELLER OFFICE");

                  WHEREAS, Purchaser desires to acquire and assume and Seller desires to sell and assign certain assets and certain deposit liabilities associated with the Seller Office; and

                  WHEREAS, Purchaser intends, upon the Closing (defined below), to assign its interests in the Agreement to its affiliate, First Kentucky Bank ("FKB").

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                             PURCHASE AND ASSUMPTION

                  I.1  PURCHASE  AND SALE OF  ASSETS.  At the  Closing  (defined below), Purchaser shall purchase and Seller shall sell certain assets relating to the Seller Office pursuant to the terms and conditions set forth herein. The assets of the Seller Office, as more fully described in Section 1.02 below, are hereinafter referred to as the "SELLER ASSETS." At the Closing, Purchaser shall assume the "Seller Deposit Liabilities" (as hereinafter defined) relating to the Seller Office. The acquisition by Purchaser from Seller of the Seller Assets and the assumption of Seller Deposit Liabilities pursuant to the terms and
conditions   set  forth   herein  is   sometimes   referred  to  herein  as  the
"ACQUISITION".

                  I.2 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, on and as of the close of business on the Closing Date (defined below), Seller shall assign, transfer, convey and deliver to Purchaser, the Seller Assets, as described in subparagraphs (a) through (i), inclusive of this
Section 1.02:

                  (a) REAL ESTATE. The real estate on which the Seller Office is situated together with all improvements thereon and all easements associated therewith as provided in the legal description attached to the general warranty deed to be attached as Annex 1.02(a) (the "REAL ESTATE"). Seller represents and warrants that it has provided to Purchaser all title information, surveys, and environmental assessments or investigations in the possession of, or available to, Seller.

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                  (b)  PERSONAL  PROPERTY.  All of the  furniture,  fixtures and equipment and other tangible personal property located at the Seller Office including the automated teller machine ("ATM") located at the Seller Office (the "FIXED ASSETS"). The Fixed Assets shall include, without limitation, the assets to which the Purchase Price is allocated as shall be set forth on Annex 1.02(b). The Fixed Assets shall not include the assets specifically to be listed on Annex 1.02(b) as being retained by Seller.

                  (c) RECORDS OF THE SELLER OFFICE. All records and original documents (if available) related to the Seller Assets transferred or liabilities assumed by Purchaser hereunder including but not limited to the Seller Deposit Liabilities.

                  (d) SAFE DEPOSIT BUSINESS. All safe deposit rentals, agreements, and business attributable to the Seller Office together with all the records relating thereto (the "SAFE DEPOSIT BUSINESS").
         Purchaser agrees to assume, honor and discharge the duties and obligations of Seller with respect to such Safe Deposit Business and shall be entitled to any right or benefit heretofore accrued or hereafter accruing therefrom. The customer agreements relating to the Safe Deposit Business and the prepaid rentals for the services are to be set forth on Annex 1.02(d).

                  (e)      CONTRACTS OR AGREEMENTS.  Not applicable to this
         Agreement.

                  (f) CASH ON HAND. All cash on hand at the Seller Office as of the close of business on the Closing Date ("CASH ON HAND").

                  (g) PREPAID EXPENSES. Those prepaid expenses attributable to the Seller Office as of the close of business on the Closing Date, which prepaid expenses shall be identified on Annex 1.02(g).

                  (h) LOANS. All loans attributable to the Seller Office (including all interest earned but not collected) that are either (i) at least 100% collateralized by the Seller Deposit Liabilities and are not more than twenty (20) days past due as of the close of business on the Closing Date or otherwise involved in any type of litigation, (ii) particular loans outstanding pursuant to overdraft lines that are specifically identified in writing by Purchaser prior to the Closing as being acquired by Purchaser, or (iii) other loans attributable to the Seller Office that are specifically identified in writing by Purchaser prior to the Closing as being acquired by Purchaser (the "LOANS"). The Loans shall be set forth on Annex 1.02(h).

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                  (i) RESIDUAL ASSETS.  All of the remaining  intangible assets, including, without limitation, goodwill (Purchaser understands that Seller does not have any goodwill reflected on its books with respect to the Seller Office), associated with the Seller Assets, Seller Office, and Seller Deposit Liabilities and any claims of Seller against third parties with respect to such Seller Assets, Seller Office and
         Seller  Deposit  Liabilities,   to  be  transferred  to  the  Purchaser
         hereunder.

                  (j)      SAFEKEEPING ITEMS.  Not applicable to this Agreement.

                  I.3 ACCEPTANCE AND ASSUMPTION. Subject to the terms and conditions of this Agreement on and as of the close of business on the Closing Date, Purchaser shall:

                  (a) SELLER ASSETS. Receive and accept all of the Seller Assets assigned, transferred, conveyed and delivered to Purchaser by Seller pursuant to this Agreement.

                  (b)  SELLER   DEPOSIT   LIABILITIES.   Assume  and  thereafter
         discharge the "Seller Deposit Liabilities" (as hereinafter defined). The term "SELLER DEPOSIT LIABILITIES" means all of Seller's obligations, duties and liabilities under each deposit account which is attributable to the Seller Office as of the close of business on the Closing Date (the "DEPOSIT ACCOUNTS"). The Seller Deposit Liabilities include accrued, but unpaid interest on the Deposit Accounts calculated through the close of business on the Closing Date. The Seller Deposit Liabilities do not include (i) escheatable accounts or accounts subject to or involved in any form of litigation, (ii) accounts that are overdrawn on the Closing Date, and (iii) affiliate accounts. The Deposit Accounts referred to in the immediately preceding sentence include, without limitation, passbook accounts, statement savings accounts, super NOW accounts, money market accounts, checking accounts and NOW accounts, Individual Retirement Accounts ("IRAS"), ATM-related accounts, and certificates of deposit. Annex 1.03(b) shall be a listing of the Deposit Accounts and their respective balances as of the date listed therein. Seller represents and warrants that the total balance of such accounts are approximately equal to $64 million as of this Agreement's date and that all such deposits are insured by the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The "obligations, duties and liabilities" referred to in this Paragraph 1.03(b) include, without limitation, the obligation to pay and otherwise process the Seller Deposit Liabilities in accordance with applicable law and their respective contractual terms as reflected in Seller's books and records, and the duty to supply all applicable reporting forms for post-closing periods, including, without limitation, Form 1099s, relating to the Seller Deposit Liabilities. Seller shall retain responsibility for all backup withholding and Form 1099 reporting with respect to interest paid by Seller. Seller shall

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         provide Purchaser or FKB a copy (on paper, microfiche,  or other medium agreed to by Purchaser and Seller) of all Form 1099s relating to the Seller Deposit Liabilities and shall make employees available to respond to Purchaser's or FKB's inquiries regarding Form 1099 reporting prior to and following the Closing.

                  (c)      OTHER LIABILITIES.  Not applicable to this Agreement.

                  (d) NO  ASSUMPTION  OF  LIABILITIES.  Except  for  the  Seller
         Deposit Liabilities and any other obligations or liabilities specifically assumed by Purchaser under this Agreement, it is expressly understood and agreed that Purchaser shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever including, but not limited to, any debt or tax including any bank shares, franchise or related tax, any liability for unfair labor practices, any liability or obligation of Seller arising out of any threatened or pending litigation, any liability with respect to personal injury or property damage claims, any liability arising out of claims of employees employed at the Seller Office for bonuses, salaries, sick leave, vacation, wages or other payments or benefits in respect of services performed at the Seller Office prior to the Closing, any liability under or in connection with any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained by Seller and covers any employees at the Seller Office, any liability Seller may have incurred or will incur in connection with the transactions contemplated by this Agreement, any liability arising out of any action or inaction occurring on or prior to the Closing Date and relating to one or more Seller Deposit Liabilities, including but not limited to the lack of a taxpayer identification number for an account holder or the lack of compliance with any federal or state law or regulation with respect to one or more Seller Deposit Liabilities, or any other liability Seller may have incurred prior to the Closing in connection with the operation of the Seller Office.

                  I.4 PAYMENT OF FUNDS. Subject to the terms and conditions hereof, at the Closing:

                  (a) NET PAYMENT. Seller shall make available and transfer to Purchaser in the manner specified in Sections 4.04 and 4.05 hereof, funds equal to the aggregate balance of the Seller Deposit Liabilities (including interest posted or accrued to such accounts), plus prepaid rents relating to the Safe Deposit Business, plus any amount payable pursuant to paragraph 2.05(b), less the amounts provided in subparagraphs (1)-(4). For all purposes under this Section 1.04, the amount of the Seller Deposit Liabilities with respect to certificates of deposit and time deposits shall be determined as if the average

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         effective interest rate over the term of the deposit accrues throughout the term of the deposit regardless of whether, under the terms of the deposit, the interest rate increases or decreases at different times; for example, if a $100,000 certificate of deposit has an average effective interest rate of 6%, but, has only paid interest at a 5% rate, the Seller Deposit Liabilities would include the $100,000 principal plus interest calculated at 6% through the Closing Date minus any amount of interest already paid out on that certificate of deposit).

                           (1)      the "DEPOSIT PREMIUM" which shall equal:

                                    (A)     seven    percent   of   the   Demand
                                            Deposits.  "DEMAND  DEPOSITS"  shall
                                            include all demand deposits included
                                            in the  Deposit  Accounts  and shall
                                            equal the daily average  balances of
                                            such accounts  (exclusive of accrued
                                            but   unpaid   interest)   for   the
                                            thirty-day   period  ending  at  the
                                            close of business two business  days
                                            before the Closing Date; plus

                                    (B)     seven  percent  of  Other  Deposits.
                                            "OTHER  DEPOSITS"  shall include all
                                            deposit  accounts  included  in  the
                                            Deposit  Accounts  other than Demand
                                            Deposits and shall equal the balance
                                            of  such   accounts   (exclusive  of
                                            accrued but unpaid  interest)  as of
                                            the close of business  two  business
                                            days before the Closing Date;

                           (2) the  amount  (net of  depreciation)  at which the
                  Real Estate and the Fixed Assets are reflected on Seller's financial statements (determined in accordance with generally accepted accounting practices, consistently applied) as of the close of business on the Closing Date;

                           (3) the amount of Cash on Hand at the Seller Office
                  as of the close of business on the Closing Date.

                           (4) the  value of the  Loans.  For  purposes  of this
                  subparagraph (4), "VALUE" means the aggregate of the outstanding principal balances of the Loans together with accrued but unpaid interest to the close of business on the Closing Date.

                  (b) REIMBURSEMENT AND PRORATION OF CERTAIN EXPENSES. All expenses due and payable at the time of Closing relating to any prepaid expenses included in the Seller Assets pursuant to Paragraph 1.02(g) shall be prorated between Purchaser and Seller as of the close of

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         business on the Closing Date  (including any FDIC  insurance  premiums, which premiums will be prorated according to a formula agreed to by the Seller and Purchaser based upon the standard formula promulgated by the
         FDIC,  the  amount  of  the  Seller  Deposit   Liabilities  assumed  by
         Purchaser, and the number of days during any period for which Seller has prepaid premiums to the FDIC to the FDIC that Purchaser will hold the Seller Deposit Liabilities). Seller shall pay all taxes due and payable with respect to the Real Estate on or prior to the Closing Date and a prorated portion of all taxes assessable and first becoming a lien with respect to the Real Estate during the year in which the Closing Date occurs. The present tax rates and assessed values shall be used for the purpose of setting Seller's prorated payment with respect to the Real Estate taxes if applicable rates and assessed values have not been set.

                                   ARTICLE II

                            COVENANTS OF THE PARTIES

                  II.1 REGULATORY APPROVALS. As promptly as practicable (but in any case within 30 days) after execution of this Agreement, Purchaser and Seller shall prepare and submit for filing any and all applications, filings, and registrations with and notifications to, all state and federal authorities required on the part of Purchaser and Seller for the transaction contemplated by this Agreement to be consummated at the Closing. Thereafter, Purchaser and
Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for said transaction to be consummated at such Closing. Prior to filing any such application, filing, registration or notification, or amendment or supplement thereto, the filing party shall provide the other party with reasonable opportunity to review and comment thereon. The filing party shall provide the other party with final copies of such documents, as filed, and, promptly after receipt, copies of written communications from the agency or authority with which such filing was made, or telephonic notice of material non-written communications. Notwithstanding the foregoing, neither party shall be required to provide the other party with any such information which constitutes confidential business information which is subject to confidentiality pursuant to the Freedom of Information Act or corresponding state law.

                  II.2 OPERATION OF OFFICE. Since January 1, 1997, Seller has conducted the business of the Seller Office only in the ordinary course consistent with past practice, and there has not been any material adverse change in the business, prospects, assets, capital, financial condition, results of operations, liabilities (absolute, accrued, contingent or otherwise) or commitments of the Seller with respect to the Seller Office. Hereafter, Seller shall continue to operate the Seller Office in a manner equivalent to that manner and system of operation employed immediately prior to the date of this Agreement. Seller will use commercially reasonable efforts to prevent harm or damage to the reputation of the Seller Office or material reduction of the existing Seller Deposit Liabilities. Except with the prior written consent of Purchaser, (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller shall not:

                  (a) conduct business at the Seller Office other than in the usual, regular and ordinary course or fail to use its best efforts to preserve the Seller Office intact or to preserve the good will of the customers at and others having business with the Seller Office;

                  (b) sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the Seller Assets or any of the collateral securing the Loans;

                  (c) cause the Seller Office to transfer any Deposits, including, without limitation, to Seller's or any affiliates' other operations or branches, except upon the unsolicited request of a depositor in the ordinary course of business;

                  (d) agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to persons employed at the Seller Office other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

                  (e) hire any new employees at the Seller Office without Purchaser's written consent, which will not be unreasonably withheld;

                  (f) violate any law, statute, rule, governmental regulation, order or undertaking which violation would have a material adverse effect on the Seller Assets;

                  (g) invest in any material amount of Fixed Assets on behalf of the Seller Office and no Fixed Assets, except for commitments made on or before the date of the Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

                  (h) offer any special deposit rate promotion with respect to the Deposit Accounts or potential accounts except those offered by Seller at all or substantially all of its branch offices;

                  (i) take any action to artificially inflate the amount of the Seller Deposit Liabilities.

                  II.3 INSURANCE. During the period from the date of this Agreement and continuing until the Closing, Seller shall maintain in effect all current insurance policies insuring the Seller Assets.

                  II.4 INFORMATION CONCERNING AND ACCESS TO THE SELLER OFFICE. Seller shall permit officers and authorized representatives of Purchaser access upon reasonable notice to Seller to inspect the Seller Office during normal business hours or at such other time mutually agreed upon by both parties, and to permit Purchaser to make or cause to be made such reasonable investigation of information and materials relating to the financial condition, assets and liabilities of the Seller Office including general and subsidiary ledgers, deposit records, audit reports and any other information concerning the business, property, personnel and legal questions concerning the Seller Office (or related to the physical condition of the Seller Office) as Purchaser reasonably deems necessary; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere with the normal operations of the Seller Office; and provided further, that nothing in this Section 2.04 shall be deemed to require Seller to breach any obligation of confidentiality not to reveal any proprietary information, trade secrets, marketing plans, strategic plans or information not related to the transaction contemplated by this Agreement.

                  II.5 INFORMATION CONCERNING THE REAL ESTATE. As soon as reasonably practicable after the date of this Agreement,

                  (a) Purchaser shall obtain or waive in writing the right to obtain commitments issued in the name of Purchaser for an ALTA owner's policy of title insurance for a "Title Commitment," which Title Commitment shall (1) be issued by an insurer acceptable to Purchaser, and (2) contain an agreement to insure, for amounts to be agreed upon by the parties, merchantable and marketable fee simple title to the Real Estate, together with (i) an appropriate zoning endorsement, (ii) a comprehensive endorsement, (iii) a contiguity endorsement, if applicable, and (iv) such other endorsements as Purchaser shall reasonably request, free of the standard policy exceptions, and subject only to the lien of current real property taxes not yet due and payable, and Permitted Encumbrances (as hereinafter defined). All exceptions (as hereinafter defined) (or portions thereof) to which Purchaser does not provide Seller written notice of objection prior to the Closing (and all exception documents in connection with such Title Commitment) shall be deemed permitted encumbrances (the "PERMITTED ENCUMBRANCES"). As used herein, the term "EXCEPTIONS" shall mean those

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         matters  as set forth in  Schedule  B to each  Title  Commitment.  With respect to any non-Permitted Encumbrance (or portions thereof) to which Purchaser objects, Seller shall promptly, at Seller's expense, use its best efforts to cure, remove or otherwise satisfy such objection to Purchaser's reasonable satisfaction prior to Closing. If Seller, in the exercise of Seller's best efforts, is unable to cure any such Encumbrance, Seller shall notify Purchaser and Purchaser shall have the right to (i) waive all objectionable Exceptions to title which have not been cured, in which event all uncured Exceptions shall be deemed
         Permitted  Encumbrances;   (ii)  terminate  Purchaser's  obligation  to
         purchase the Real Estate, in which case the parties shall meet promptly to agree in good faith upon an amendment to this Agreement; or (iii) terminate this Agreement. In the event of any termination pursuant to clause (ii) or (iii) immediately above, Purchaser and Seller shall each be released from any and all liability to the other under the terms hereof to the extent of the transaction pertaining to Real Estate with regard to the transactions contemplated hereby, as applicable. At Closing, Seller, at its cost and expense, shall deliver to Purchaser a policy of title insurance issued in conformity with each Title Commitment.

                  (b) Seller shall reimburse up to $1,500 (payable at Closing) to Purchaser for Seller's actual expenses in obtaining a current Phase I environmental assessment report of the Real Estate prepared by an independent environmental engineering firm acceptable to Purchaser (the "ENVIRONMENTAL REPORT").

                  II.6 COOPERATION OF PARTIES. Purchaser hereby covenants to Seller and Seller hereby covenants to Purchaser that, from the date hereof until the Closing, such party shall cooperate fully with the other party in obtaining any consents, approvals, permits or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement. The parties further agree to consult and cooperate with each other and to get the prior approval of the other regarding press releases and other media releases in connection with the transaction contemplated by this Agreement and to otherwise cooperate to effect the smooth transition of the Seller Assets and Seller Deposit Liabilities to Purchaser. In addition, within fifteen (15) days of the date hereof, Seller shall provide to Purchaser (1) a detailed explanation of Seller's file layouts used in connection with the servicing of the Deposit Accounts, and (2) a computer tape listing the current balances and account numbers and other account codings for the Deposit Accounts.

                  II.7 DISCLOSURES. From the date hereof until and through the Closing Date, neither party shall, except for the making of filings with the Securities and Exchange Commission, issue or publicly disclose, or permit any of its affiliates to issue or publicly disclose, any press release or other information concerning the transactions contemplated hereby, without first providing a copy of such press release or other information to, and obtaining a written approval of, the other party, which approval shall not be unreasonably withheld.

                  II.8 CONVERSION. From the date hereof through the Closing Date, Seller shall cooperate and work with Purchaser to complete the tasks required to facilitate the conversion. Such tasks include, but are not limited to, providing Purchaser with updated data on computer media acceptable to Purchaser, files and other items as are reasonably necessary to complete the conversion process and related testing procedures. Within fifteen (15) days from the date hereof, Seller shall provide Purchaser with initial computer data on media acceptable to Purchaser, reports, and related documentation on the Deposit Accounts in a format currently used by Seller, and Seller will reasonably cooperate with Purchaser in Purchaser's conversion of such format to one which is reasonably acceptable to Purchaser. Seller shall provide to Purchaser on the day following the Closing, conversion tapes as of the Closing Date. Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Deposit Accounts for a period of ninety (90) days following the date that the conversion is completed. If Purchaser requests, Seller shall reformat or data scrub the conversion tapes and Purchaser shall reimburse Seller for any costs and expenses incurred by Seller in such reformatting or data scrubbing. Promptly following the Closing, Seller will provide to its customers final statements, including interest payments/credits of accrued interest, for all Deposit Accounts, other than for certificates of deposit and IRA accounts, as of the Closing. Seller shall also provide microfiche records of the final customer statements to Purchaser.

                  II.9 SAFE DEPOSIT BUSINESS. All agreements relating to the Safe Deposit Business are assignable, and Seller shall take all steps necessary to transfer and assign all Paragraph 1.02(d) items and records relating to the Safe Deposit Business to Purchaser, including, to the extent necessary, informing Safe Deposit Business customers of a change in terms of Safe Deposit Business agreements.

                  II.10 CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, Purchaser and its affiliates shall not undertake any marketing or advertising efforts specifically directed to Seller's customers or take any other action intended to reduce the amount of the Deposits as of the Closing Date. Purchaser shall not, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to intentionally impair its ability to consummate the transactions contemplated hereunder. Seller agrees not to offer any special rate promotions with respect to the Seller Deposit Liabilities except those promotions that may be offered in the normal course of business at all of Seller's branch offices. Seller will not take any actions that would act to artificially inflate the amount of the Seller Deposit Liabilities and specifically will not offer rates on the Seller Deposit Liabilities above or below those generally offered on similar accounts by other financial institutions in the Graves County, Kentucky banking market.

                  II.11 FIDUCIARY RELATIONSHIPS. After the Closing, Purchaser shall perform all of the fiduciary relationships of Seller arising out of any IRAs included within the Deposits, and with respect to such accounts, Purchaser shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Purchaser had originally acquired, incurred or entered into such fiduciary relationship; provided that Purchaser is not hereby assuming any liability for any breach of fiduciary duty that occurs prior to the Closing.

                  II.12 NOTICES OF DEFAULT. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

                  II.13 REGULATORY MATTERS. Neither Purchaser nor Seller, nor any of their respective affiliates, has received any indication from any federal, state or other governmental agency, or has any other reason to believe, that such agency would oppose or refuse to grant or issue its consent or approval, if required, or impose any materially adverse condition, with respect to the transaction contemplated hereby.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  III.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                  (a) GOOD STANDING AND POWER OF PURCHASER. Purchaser is a federal savings bank, duly organized, and validly existing, and in good standing under the laws of the United States of America with corporate power to own its properties and to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The deposits of Purchaser are insured by the BIF or SAIF in accordance with FDIC regulations.

                  (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by Purchaser and a consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Charter or By-laws of Purchaser, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Purchaser is subject, except for any such conflict, breach, violation, default, acceleration or lien which would not have a material adverse effect on the Purchaser's ability to perform its obligations hereunder.

                  (d) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transaction contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Purchaser.

                  III.2   REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.   Seller
represents and warrants to Purchaser as follows:

                  (a) GOOD STANDING AND POWER OF SELLER. Seller is a state banking corporation, duly organized, and validly existing, and in good standing under the laws of the Commonwealth of Kentucky, with corporate power to own its properties and to carry on its business as presently conducted and to consummate the transactions contemplated hereby. The deposits of Seller are insured by the BIF or the SAIF in accordance with FDIC regulations.

                  (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                  (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by Seller and a consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation or By-laws of Seller, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any contract, agreement or instrument to which Seller is subject, except for any such conflict, breach, violation, default, acceleration or lien which would not have a material adverse effect on the Seller Assets or Seller's ability to perform it obligations hereunder.

                  (d) TITLE TO SELLER ASSETS. Seller is the sole owner of each of the Seller Assets and has good, valid, and marketable title thereto, free and clear of any mortgage, lien or encumbrance. The Real Estate constitutes all of the real property used in the operation of the Seller Office, including without limitation, for parking and ingress and egress. Seller is the sole owner of a fee simple interest in, and has good and marketable title to, the Real Estate, free and clear of any mortgage, lien or encumbrance other than the Permitted Encumbrances, and shall convey the Real Estate to Purchaser by delivery at Closing of a general warranty deed conveying title subject to said Permitted Encumbrances. The Real Estate is not located in a flood way, flood plain, or flood hazard area. There are no encroachments on the Real Estate. All improvements are located entirely within the bounds of the Real Estate. All sub-parcels comprising the Real Estate have continuous and abutting property lines so as to constitute a single parcel with no gaps or gores.

                  (e) ZONING MATTERS. There are no uncorrected violations of zoning and/or building codes relating to the Seller Office.

                  (f) ENVIRONMENTAL MATTERS. With respect to the Real Estate, to the best of Seller's knowledge after due inquiry, Seller is, and the Real Estate is, in compliance with all federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, the "ENVIRONMENTAL LAWS"). Seller has not placed, held, located, released, transported or disposed of any Hazardous Waste (as hereinafter defined) on, under, at or from the Real Estate, and to Seller's knowledge, none of the Real Estate or soils or groundwaters on, under, at, beneath or within the Real Estate is contaminated with any Hazardous Waste in excess of levels allowed by an applicable Environmental Law. Seller has not placed, held, located, released, transported or disposed of any Hazardous Waste from the Real Estate at, to or upon any other location. Seller has not received any written notice relating to its operations
         (i) of  the  violation  of any  Environmental  Law  or any  other  law, statute, rule or regulation regarding Hazardous Waste, (ii) of the institution or pendency of any suit, action, claim, proceeding or investigation by an governmental entity or any third party of any such violation or (iii) requiring the removal of Hazardous Waste from any of the Real Estate or any other location, or the remediation of Hazardous Waste at the Real Estate or any other location, or notifying it of potential liability for such removal or remediation. Seller has not used the Real Estate for the storage, sale, and/or distribution of any petroleum products, and to Seller's knowledge, no petroleum or petroleum product or byproduct, including but not limited to gasoline, has been disposed of, spilled, released, percolated or migrated into the Real Estate. To Seller's knowledge, none of the improvements on the Real Estate contain asbestos-containing material, and there are no underground storage tanks at, on, or in the Real Estate. To Seller's knowledge, Seller is not a potentially responsible party under any Environmental Law with respect to the Real Estate or with respect to any location where Hazardous Waste from the Real Estate may have been taken, stored or disposed. Seller is not the subject of any pending, or to its knowledge threatened, criminal, civil, or administrative action under any Environmental Laws. For purposes of this Agreement, the term "HAZARDOUS WASTE" shall mean radon, regulated radioactive materials, asbestos or any substances defined as, or included in the definition of, "hazardous substance," "hazardous waste," "hazardous materials," "toxic chemicals" or "hazardous chemicals" under any Environmental Law.

                  (g) TAXES. Seller shall pay, credit Purchaser for paying, or make appropriate provision to pay in accordance with ordinary business practices all federal, state and local income, excise, payroll, withholding, property, franchise, shares, sales, use and transfer taxes, if any, which have accrued (whether or not they are due and payable) through the Closing Date. Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller.

                  (h) THIRD-PARTY CLAIMS. There are no actions, suits or proceedings, pending or, to the best of Seller's knowledge, threatened against or affecting Seller of any interest or right of Seller, as such might relate to the Seller Office or against or affecting the Seller Assets, the Seller Deposit Liabilities, or the banking business of the Seller Office.

                  (i) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transaction contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Seller.

                  (j) ASSETS. Seller has not received notice nor has knowledge that any governmental authority considers the Seller Office to violate or to have violated, fire, zoning, heath, safety, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or agency, body or subdivision thereof, or any private covenants, restrictions or easements. The Fixed Assets are used in the operation of the Seller Office and are in satisfactory condition, ordinary wear and tear excepted.

                  (k) COMPLIANCE WITH LAWS. Seller is in material compliance with all statutes and regulations applicable to the Seller Assets, the Seller Deposit Liabilities and the conduct of the Seller Office. Seller has not received notice from any agency or department of federal, state or local government asserting a violation of any law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) that would have a material adverse effect on the financial condition, results of operations or business of the Seller Office or the Seller Assets. Seller holds all permits, licenses, exemptions, orders and approvals of all governmental entities which are necessary to the operation of the Seller Office and to the best of Seller's knowledge, is in compliance with the terms thereof. Seller has filed all Currency Transaction Reports with respect to all transactions required to be reported under the Bank Secrecy Act and regulations adopted pursuant thereto. With respect to the Deposit Accounts, Seller has complied with specified information reporting requirements pursuant to Section 6723 of the Internal Revenue Code, as amended (the "CODE"), and any applicable regulations thereunder or established "reasonable cause" pursuant to Section 6724 of the Code for information returns required to be filed on or after December 31, 1995.

                  (l) DEPOSITS. The deposit records of Seller accurately reflect the Deposit Accounts and are and shall be sufficient to enable Purchaser to conduct a banking business with respect to the Seller Office. Seller has not transferred any deposit accounts held by Seller at the Seller Office to any of Seller's other branches, or to any branch of any Seller affiliate, except at the express unsolicited request of the depositor in the ordinary course of business. Seller has not transferred any deposit accounts from any of Seller's other branches or from any branches of any affiliate of Seller to the Seller Office, except at the express unsolicited request of the depositor in the ordinary course of business. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Seller Deposit Liabilities comply in all material respects with all applicable laws and regulations and have been provided to Purchaser. The Seller Deposit Liabilities are insured by the FDIC and to the full extent provided by federal law and regulations. Seller is in material compliance with all terms and conditions and other documentation applicable to the Seller Deposit Liabilities. Seller shall deliver to Purchaser as of the Closing Date (i) TINs (or record of appropriate exemption) for all holders of Seller Deposit Liabilities; and (ii) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the Internal Revenue Service (the "IRS") with respect to the Seller Assets or Seller Deposit Liabilities and the holders thereof. Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller's customers. To the best of Seller's knowledge, there are not any "kiting" schemes associated with any of the Seller Deposit Liabilities.

                  (m) LOANS. All of the Loans have been made for good, valuable and adequate consideration in the ordinary course of business of Seller, are evidenced by notes or other evidences of indebtedness that are true, genuine, and enforceable in accordance with their terms. Each of the Loans is secured by a first priority security interest in a Deposit Account with a balance greater than that of the Loan. Each such security interest is evidenced by a security agreement that is true, genuine, and enforceable in accordance with its terms. No Loan has been adversely classified in any regulatory examination or by Seller's internal classification system and no Loan is 20 days or more past due, has been restructured, or is classified as nonaccrual. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Loans that have been cited in any compliance report to Seller as a result of examination by any regulatory authority and the loan documentation with respect to the Loans complies in all material respects with all applicable laws and regulations.

                  (n) IRAS. Seller shall provide Purchaser with the proper trust documents for any IRAs assumed by Purchaser under this Agreement. The terms of the trust documents provide for the designation of Purchaser and FKB as successor trustees. Seller shall take all steps and provide all notices necessary for Purchaser and FKB to be designated successor trustees for such IRAs as of the Closing.

                  III.3 EMPLOYEE MATTERS.  Subject to the continuing  discretion and judgment of Purchaser following the Closing Date, Purchaser may offer to employ any of the employees of the Seller Office. Seller will terminate the employment of all of its employees at the Seller Office as of the Closing and will pay all compensation and benefits owing to such employees through and including the date of termination. While Purchaser has expressed an interest in retaining the staff of the Seller Office, nothing in this Agreement shall obligate Purchaser to employ any of Seller's former employees, or if employed by Purchaser, to employ any of such persons for any specified period of time, and all of such employees shall be "at will" employees. On the Closing Date, Seller shall have given all notices required by law pursuant to the Workers Adjustment and Retraining Notification Act ("WARN") and shall, to the extent required by law or by contract, satisfy all obligations to bargain with its employees. Without limiting Seller's indemnity obligation set forth hereafter, Seller shall indemnify and hold Purchaser harmless from all loss, cost, damage or expense arising as a result of any alleged violation of WARN or of any bargaining obligation to which Seller is subject or is alleged to be subject. Seller will comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), for all of Seller's former employees and other qualified beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing and Purchaser shall have no responsibility for any such coverage.


                                   ARTICLE IV

                                     CLOSING

                  IV.1 CLOSING AND CLOSING DATE. Unless otherwise agreed to in writing, the transaction contemplated by this Agreement shall be consummated and closed (the "CLOSING") at the Seller Office at the close of business on the third business day after confirmation of all required regulatory approvals (including approvals relating to Purchaser's assignment to FKB) have been received by Purchaser and all applicable waiting periods have expired, or such other time and date which is mutually agreed upon by Purchaser and Seller (the "CLOSING DATE").

                  Notwithstanding anything contained in this Section 4.01 to the contrary, if the Closing does not occur on or before January 31, 1998, either party may terminate this Agreement, upon written notification to the other party. Such deadline shall be automatically extended to February 28, 1998 if the Closing does not occur by the January 31, 1998 deadline due to the failure (which is beyond the control of Purchaser or Seller) of state or federal regulatory authorities to approve the transaction by a date which would allow the Closing to occur by January 31, 1998 (the "TERMINATION DATE"). The parties may, however, prior to either deadline, agree to an extension of that deadline.

                  IV.2 PURCHASER'S ACTION AT CLOSING. At the Closing, Purchaser shall:

                  (a) execute, acknowledge, and deliver to Seller to evidence the assumption of the liabilities and obligations of Seller in connection with the Seller Deposit Liabilities, an instrument or instruments of assumption in forms reasonably satisfactory to Purchaser;

                  (b) receive, accept and acknowledge delivery of the Seller Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Purchaser by Seller hereunder;

                  (c) execute and deliver to Seller such written receipts for the Seller Assets assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably have requested at or before the Closing.

                  IV.3 SELLER'S ACTIONS AT CLOSING. At the Closing, Seller shall:

                  (a) deliver to Purchaser a duly executed and recordable general warranty deed conveying title to the Real estate free and clear of all claims, liens and encumbrances (other than the Permitted Encumbrances);

                  (b) deliver to Purchaser the Seller Assets purchased hereunder which are capable of physical delivery and such appropriate bills of sale and other instruments of title as Purchaser may reasonably request to vest in Purchaser good and marketable title thereto, free and clear of all encumbrances (other than the Permitted Encumbrances);

                  (c) assign, transfer, and deliver to Purchaser the records and original documents pertaining to the Seller Deposit Liabilities;

                  (d) execute and deliver to Purchaser an instrument which shall assign and transfer IRAs attributable to the Seller Office to Purchaser and FKB and which shall additionally appoint Purchaser and FKB as a successor trustees for such accounts;

                  (e) assign, transfer and deliver and endorse over to Purchaser all promissory notes and other credit agreements, together with corresponding collateral (including without limitation, mortgages and personal property liens) related to the Loans and all files and records and original documents pertaining to the Loans;

                  (f) deliver all other records and original documents
         (if available) related to the Seller Assets transferred to, and the Seller Deposit Liabilities assumed by, Purchaser;

                  (g) make available and deliver to Purchaser all funds required to be paid to Purchaser pursuant to the terms of this Agreement; and

                  (h) deliver such other documents as Purchaser may reasonably request to demonstrate satisfaction of conditions and compliance with the agreements set forth in this Agreement.

                  IV.4     PRE-CLOSING MATTERS/METHOD OF PAYMENT.

                  (a) Two business days prior to the Closing Date, Seller shall deliver Annexes to this Agreement, which Annexes shall be subject to Purchaser's approval.

                  (b) The parties shall prepare and execute at Closing a settlement statement (the "SETTLEMENT STATEMENT") supported by appropriate exhibits, to be attached as Annex 4.04, showing the computation of the funds due to Purchaser (the "CASH PAYMENT"). The Cash Payment shall be calculated as set forth pursuant to the terms of
         Section 1.04 hereof but determined as if the Closing occurred as of the close of business of the business day immediately prior to the Closing Date and shall be made on the Closing Date in immediately available federal funds. Cash on Hand shall be determined by a count conducted by Purchaser and Seller together. At least two business days prior to Closing, Purchaser and Seller shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred.

                  IV.5     POST CLOSING ADJUSTMENTS.

                  (a) No later that three (3)  business  days after the  Closing
         Date, Seller shall provide Purchaser with updated Annexes 1.02(h) and 1.03(b) that shall accurately reflect the related balances as shown on the financial records of Seller as of the close of business on the Closing Date calculated in accordance with generally accepted accounting principles consistently applied.

                  (b) Purchaser and its accountants and attorneys shall have the right to review any and all documents (and to interview any and all Seller personnel) reasonably necessary or desirable to confirm the accuracy of the updated Annexes 1.02(h) and 1.03(b). If Purchaser and Seller do not agree to the contents of the Annexes, then the dispute shall be submitted to an independent auditor (the "AUDITOR"), who shall be selected by mutual agreement or if the parties shall fail to agree, selected by agreement by one independent auditor designated by Purchaser and one independent auditor designated by Seller. The decision of the Auditor shall be final and binding. Any Auditor expenses shall be split evenly by Seller and Purchaser.

                  (c) Based upon the agreed Annexes 1.02(h) and 1.03(b), the Cash Payment shall be recalculated. Any difference between the original Cash Payment and the recalculated Cash Payment shall be settled by payment by wire transfer.

                  IV.6 CONDITIONS TO OBLIGATION OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Seller:

                  (a) the representations and warranties of Purchaser set forth in Section 3.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing;

                  (b) Purchaser, in all material respects, shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing;

                  (c) receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the transactions contemplated herein (including the expiration of all applicable waiting periods);

                  (d) there shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (1) challenging the transactions contemplated by this Agreement or the terms thereof; or (2) seeking to prohibit the transactions contemplated by this Agreement, which, in the opinion of Seller's counsel, has a reasonable probability of success.

                  IV.7 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing, any of which may be waived by Purchaser:

                  (a) the  representations and warranties of Seller set forth in
         Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing;

                  (b) Seller, in all material respects, shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or at the Closing;

                  (c) Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the transactions contemplated hereby (including Purchaser's assignment to FKB) and the operation of the Seller Office (including the expiration of all applicable waiting periods), on terms and conditions satisfactory to Purchaser (other than standard terms and conditions);

                  (d) there shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (1) challenging the transactions contemplated by this Agreement or the terms thereof or (2) seeking to prohibit the transactions contemplated by this Agreement which, in the opinion of Purchaser's counsel, has a reasonable probability of success;

                  (e) there shall have been no material adverse change in the business, financial condition, or operations of the Seller Office (other than changes resulting from or attributable to (i) changes in laws and regulations, or (ii) economic conditions (including without limitation interest rates), in either case that affect banking institutions generally or the ability to conduct banking operations at the Seller Office, or in the physical condition of the Seller Assets from the physical condition that exists as of the date of this Agreement, or in the quality of the Loans (taken as a whole) from the quality that exists as of the date of this Agreement; and

                  (f) the Environmental Report provided pursuant to Paragraph 2.05(c) shall be satisfactory to Purchaser in Purchaser's sole discretion.

                                    ARTICLE V

                     GENERAL COVENANTS AND INDEMNIFICATIONS

                  V.1 CONFIDENTIALITY OBLIGATIONS OF SELLER. From and after the date hereof, Seller shall, and shall cause its subsidiaries and affiliates to, treat all information received from Purchaser concerning the business, assets, operations, and financial condition of Purchaser as confidential, unless and to the extent that Seller can demonstrate that such information was already known to Seller or such subsidiary or affiliates or in the public domain or was subsequently independently developed by Seller; and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information (so required to be treated as confidential) for any purposes except in furtherance of the transactions contemplated hereby. From and after the Closing Date, Seller shall, and shall cause its subsidiaries and affiliates to, treat all information regarding the Seller Office as confidential, and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information so required to be treated as confidential for any purpose. Upon the termination of this Agreement, Seller shall, and shall cause its affiliates to, promptly return all documents and work papers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Purchaser in connection with the transactions contemplated hereby. The covenants of Seller contained in this Section 5.01 shall survive any termination of this Agreement; provided, however, that neither Seller nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 5.01 if Seller or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction, provided that prior to such disclosure, Seller shall give Purchaser reasonable prior notice thereof.

                  V.2 CONFIDENTIALITY OBLIGATIONS OF PURCHASER. From and after the date hereof, Purchaser shall, and shall cause its subsidiaries and affiliates  to,  treat all  information  received  from  Seller  concerning  the business, assets, operations, and financial condition of Seller, as confidential, unless and to the extent that Purchaser can demonstrate that such information was already known to Purchaser or such subsidiary or affiliates or in the public domain or was subsequently independently developed by Purchaser; and Purchaser shall, and shall cause its subsidiaries and affiliates to, not use any such information (so required to be treated as confidential) for any purposes except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Purchaser shall, and shall cause its affiliates to, promptly return all documents and work papers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Seller in connection with the transactions contemplated hereby. The covenants of Purchaser contained in this Section 5.02 shall survive any termination of this Agreement; provided, however, that neither Purchaser nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 5.02 if Purchaser or any of such affiliates shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction, provided that, prior to such disclosure, Purchaser shall give Seller reasonable prior notice thereof.

                  V.3 INDEMNIFICATION BY BOTH PARTIES. Purchaser, on the one hand, and Seller, on the other hand mutually agree to indemnity and hold each other harmless from, and to reimburse each other promptly for, any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) ("LOSSES") that one party may suffer as the result of the material breach by the other party of any covenant, representation or warranty of that other party set forth in this Agreement.

                  V.4 INDEMNIFICATION BY SELLER. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all Losses arising out of any actions, suits, or other proceedings, claims or demands commenced by any third party prior to or after the Closing, which arise out of, or are in any way related to, (i) the operations of the Seller Office (including but not limited to claims for personal injuries arising from incidents occurring prior to the Closing) or the administration of any of the Deposit Accounts or Loans by Seller prior to the Closing, (ii) the Fixed Assets and related records, insofar as the basis for such action, suit, or other proceedings, claim or demand arose prior to the Closing, or (iii) the fiduciary duties of Seller arising prior to Closing with respect to the IRAs included in the Seller Deposit Liabilities.

                  V.5 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnity, hold harmless and defend Seller from and against all Losses arising out of any actions, suits or other proceedings, claims or demands, which arise out of, or are in any way related to, (i) the operations of the Seller Office or the administration of any of the Seller Deposit Liabilities or Loans by Purchaser subsequent to the Closing, (ii) Fixed Assets and related records, insofar as the basis for such action, suit or other proceeding, claim or demand arises subsequent to the Closing, or (iii) the fiduciary duties of Purchaser arising subsequent to Closing with respect to the IRAs included in the Seller Deposit Liabilities.

                  V.6  CLAIMS.

                  (a) DEFENSE OF CLAIMS. Should any claim be made, or suit or proceeding be instituted against Purchaser or Seller (an "INDEMNIFIED PARTY"), which, if valid or prosecuted successfully, would be a matter for which such Indemnified Party is entitled to indemnification under this Agreement (a "Claim") from the other party (the "INDEMNIFYING PARTY"), the Indemnified Party shall notify the Indemnifying Party in writing concerning the same promptly after the assertion or commencement thereof. The Indemnified Party shall in the first instance file in a timely manner any answer or pleading with respect to a suit or proceeding if such action is necessary to avoid default or other material adverse results. The party having the greater risk of financial loss with respect to such Claim (the "LEAD PARTY") shall control the defense thereof and shall use reasonable efforts to defeat or minimize any loss resulting from such Claim. The Lead Party shall provide the other party (the "NON-LEAD PARTY") with such information and opportunity for consultation (including estimations regarding costs and fees) as may reasonably be requested and the Non-Lead Party shall be entitled, at its own expense, to participate in the defense of a claim and to engage counsel for such purpose. All costs and expenses incurred by the Lead Party in connection with the defense of a Claim shall in the first instance be paid by the Lead Party. Any reasonable costs and expenses so paid by the Indemnified Party shall be subject to the Indemnified Party's rights to indemnification under this Agreement.

                  (b) SETTLEMENT OF CLAIMS.  No settlement of a Claim  involving liability of an Indemnified Party subject to indemnification under this Agreement shall be made without prior written consent by or on behalf of the Indemnifying Party, which consent shall not be reasonably withheld or delayed. For these purposes, consent shall be presumed in the case of settlements of $5,000 or less wherein the Indemnifying Party has not responded within ten (10) business days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party which will bear the larger financial loss resulting from such settlement and the application of the indemnification provisions set forth in this Agreement will make the final determination in respect thereto, which determination will be final and binding on all involved parties.

                  V.7 REQUEST FOR INDEMNIFICATION. If at any time or from time to time any party shall determine that it is entitled to indemnification under this Agreement, such party shall give written notice to the other party specifying the basis on which indemnification is sought, the amount of the asserted loss, damage or expense, as the case may be, and requesting indemnification. If indemnification is required under this Agreement with respect to a Claim, the parties contemplate that payment shall be made to the Indemnified Party at or about the time the Indemnified Party shall be required to make payment with respect to the Claim, unless there shall be a dispute as to the Indemnified Party's entitlement to indemnification, in which case adjustment will be made upon resolution of said dispute. Upon receipt of any request for indemnification, the Indemnifying Party may object thereto by delivering written notice of such objection to the Indemnified Party specifying in reasonable detail the basis on which such objection is made. In the case of objection to a request for indemnification as to a Claim, such objection shall be made within thirty (30) business days of notice from the Indemnified Party's requesting payment, unless the Indemnifying Party shall have earlier agreed to such liability. Failure on the part of the Indemnifying Party so to object shall constitute acceptance by such party of the request to indemnify as to such matter.

                  V.8 FURTHER ASSURANCES. From and after the date hereof, each party agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. The covenants of each of the parties hereto pursuant to this Section 5.08 shall survive the Closing.

                                   ARTICLE VI

                                   TERMINATION

                  VI.1 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent and agreement of the parties hereto.

                  VI.2   TERMINATION   BY  PURCHASER.   This  Agreement  may  be
terminated and the transaction contemplated hereby abandoned by Purchaser.

                  (a) Upon written notice to Seller, if at the time of such termination any of the conditions set forth in Section 4.07 hereof are not satisfied and cannot reasonably be expected to be satisfied before the Termination Date.

                  (b) If any regulatory approval required for consummation of this transaction is denied by the applicable regulatory authority or is granted upon satisfaction of the conditions unacceptable in the reasonable judgment of Purchaser or Seller, or in the event that at any time prior to the Closing Date it shall become reasonably certain to Purchaser, with the advice of counsel, that a regulatory approval required for consummation of the transaction will not be obtained. For purposes hereof, a condition may be deemed "unacceptable" if in the reasonable, good faith judgment of Purchaser, it is reasonably probable that it would have a material adverse effect on the business, operations, assets or financial condition of Purchaser upon completion of the acquisition contemplated hereby or materially impair the value of the Business to be acquired hereunder, provided that in each case no such term or condition imposed by any regulatory authority shall be deemed to have such an effect unless it materially differs from terms and conditions customarily imposed by such an authority in connection with approvals of similar such transactions.

                  (c) In accordance with Section 4.01.

                  (d) In accordance with Section 2.05.

                  VI.3 TERMINATION BY SELLER. This Agreement may be terminated and the transaction contemplated hereby abandoned by Seller:

                  (a) Upon written notice to Purchaser, if at the time of such termination any of the conditions set forth in Section 4.06 hereof are not satisfied and cannot reasonably be expected to be satisfied before the Termination Date.

                  (b) If any regulatory approval required for consummation of this transaction is denied by the applicable regulatory authority or is granted upon satisfaction of conditions unacceptable in the reasonable judgment of Seller, or in the event that at any time prior to the Closing Date it shall become reasonably certain to Seller, with the advice of counsel, that a regulatory approval required for consummation of the transaction will not be obtained. For purposes hereof, a condition may be deemed "unacceptable" if in the reasonable, good faith judgment of Seller, it is reasonably probable that it would have a material adverse effect on the business, operations, assets or financial condition of Seller, provided that in each case no such term or condition imposed by any regulatory authority shall be deemed to have such an effect unless it materially differs from terms and conditions customarily imposed by such an authority in connection with approvals of similar such transactions.

                  (c) In accordance with Section 4.01.

                  VI.4 TERMINATION BY EITHER PARTY. Upon written notice by either party, at any time prior to the day of the Closing if and only if such party is not in material breach of this Agreement and if the other party has breached in any material respect any covenant or undertaking contained herein and such breach is not cured within thirty (30) days of the date the non-breaching party gives notice of such breach to the breaching party (provided no cure period shall be available for any breach which, due to the nature of the breach, cannot be cured, or for any breach which is the same or substantially similar to a prior breach for which a cure period has been given).

                  VI.5 NOTICE OF TERMINATION. To exercise the right to terminate as provided in this Section, the exercising party must advise the other party in writing, which notice shall be effective immediately upon its being delivered as referenced in Section 7.09 hereof.

                  VI.6 EFFECT OF TERMINATION. The termination of this Agreement pursuant to Sections 6.02 or 6.03 of this Agreement shall not release a party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof. No termination of this Agreement shall affect or diminish the parties' obligations under Sections 5.01 and 5.02 of this Agreement, which shall survive the termination.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

                  VII.1 NO SOLICITATION. For a period of one (1) year after the Closing Date:

                  (a) Seller shall not target or solicit customers of the Seller Office or residents of Graves County, Kentucky, for the provision of deposit services offered by or competitive with deposit services offered by Purchaser or FKB in Graves County, Kentucky. In addition, Seller will not, for a period of three (3) years after the Closing Date, establish a banking, thrift, loan or other office (including any ATM) in Graves County, Kentucky; provided however that nothing herein shall prevent Seller from acquiring and operating a branch in Graves County, Kentucky through the purchase of a financial institution whose main office is not located in Graves County, Kentucky, but that operates a branch in Graves County, Kentucky.

                  (b) Purchaser shall not specifically target customers of Seller who are residents of Graves County, Kentucky, who have outstanding loans from Seller as of the Closing Date (that are not among the Loans) (the "SELLER LOANS") for the purpose of having the customers rewrite the Seller Loans as Purchaser loans. Notwithstanding the foregoing limitation on rewriting Seller Loans, nothing in this subparagraph shall prevent Purchaser from soliciting or lending to Seller Loan customers; nor shall this subparagraph prohibit Purchaser from rewriting a Seller Loan upon a customer's request or inquiry.

                  VII.2 NOTICES TO DEPOSITORS. Seller shall provide Purchaser with a customer list (on paper and on a computer medium acceptable to Purchaser) of the Deposit Accounts to be assumed as of forty-five (45) days prior to the Closing. On the Closing Date, Seller shall provide a final customer list (on paper and on a computer medium acceptable to Purchaser) of the Seller Deposit Liabilities. With Seller's prior consent (which shall not be unreasonably withheld), Purchaser may, prior to the Closing, communicate and mail information, brochures, bulletins, press release, and other communications to depositors of the Seller Office concerning the business and operations of Purchaser.

                  VII.3  POST CLOSING RECONCILIATION.

                  (a) INCLEARING ITEMS. As of the opening of business on the Closing Date, Seller shall expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Accounts (hereinafter collectively referred to as the "PAPER Items"). For a period of ninety (90) days following the Closing Date (the "INCLEARING PERIOD"), Seller shall continue to process checks or drafts drawn on Deposits which are not intercepted by the Federal Reserve Bank. On each banking day during the Inclearing Period, Seller shall send to Purchaser by same-day courier all inclearing items received for payment that day. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against the Deposit Accounts and such items shall be returned marked "Refer to Maker." Seller and Purchaser shall settle amounts due under this
         Section 7.03 by payment by wire transfer.

                  (b) ACH TRANSACTIONS. At least thirty (30) days prior to the Closing Date, Seller shall deliver to Purchaser (i) copies of all ACH origination forms for social security payments, and (ii) all other records and information necessary for Purchaser to administer the ACH transactions. For a period of one hundred twenty (120) days following the Closing Date, Seller agrees to continue to accept and immediately forward to Purchaser by telefacsimile all automated clearinghouse entries ("ACH") and corresponding funds. Seller also agrees to include the originator identification number, and Purchaser agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Purchaser. Upon expiration of such one hundred twenty (120) day period, Seller shall discontinue accepting and forwarding ACH transactions to the Purchaser. Transactions will be returned to the originators marked "Branch Sold to Another DFI," with code R12 included as the reason for the return. All returns received by Seller after the Closing Date for ACH transactions processed on or before the Closing Date for any of the Deposit Accounts will be provided by telefacsimile to Purchaser as received for appropriate posting to the Deposit Accounts. Simultaneously, Seller shall make or receive payment by wire transfer, as appropriate. Purchaser shall notify Seller of any ACH returns which it initiates after the Closing Date with respect to ACH transactions processed on or before the Closing Date for any of the Deposit Accounts and Seller shall make any payments by wire transfer.

                  (c)  OVER-THE-COUNTER  RETURNED ITEMS.  For a period of ninety
         (90) days following the Closing Date, Seller shall, by facsimile, provide Purchaser with a list of any over-the-counter returned items on the day they are received by Seller. Over-the-counter returned items are those items that are included within the Seller Deposit Liabilities transferred to Purchaser but that are returned unpaid to Seller after the Closing Date. Seller shall send such items by same-day courier to Purchaser for "next banking day" delivery. On the same day by wire transfer, Purchaser shall credit Seller the sum of over-the-counter returned items for which sufficient available funds were in the applicable accounts to cover the over-the-counter returned items, and Seller shall refund to Purchaser any Deposit Premium paid with respect to such amounts. Purchaser agrees to prohibit withdrawals from, or debits to, any Deposit Accounts which do not have a sufficient available funds balance to cover any over-the-counter returned items until such over-the-counter returned items are paid to Seller. Notwithstanding the foregoing, Seller shall bear all liability for items deposited or negotiated at the Seller Office prior to or on the Closing Date and subsequently returned as uncollectible to the extent that an overdraft is created immediately after (i) the exercise of Purchaser's lawful rights of offset and (ii) the application of any availability under any overdraft line of credit relating to the affected account or accounts, provided that Purchaser shall handle returned items expeditiously under the permanent rules established by the Federal Reserve Bank in Regulation J and Regulation CC.

                  (d) WITHHOLDING. Seller shall deliver to Purchaser (i) 10 business days before and on the Closing Date, a list of all "B" (TINs do not match) and "C" (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions and (ii) for a period of one hundred twenty (120) calendar days after the Closing Date, all notices received by Seller from the IRS imposing or releasing withholding restrictions on the Seller Deposit Liabilities. Any amounts withheld by Seller up to and including the Closing Date shall be remitted by Seller to the appropriate governmental agency on or prior to the time they are due. Any withholding obligations required to be remitted to the appropriate governmental agency up to and including the Closing Date will be withheld and remitted by Seller. Any withholding obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to withholding obligations after the Closing Date and not withheld by Seller as set forth above will be remitted by Purchaser. Any penalties described on a "B" notice from the IRS or any similar penalties that relate to the Seller Deposit Liabilities opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice (subject to Seller's rights to contest such penalties).

                  (e) REPORTING OBLIGATIONS. Seller shall comply with all federal and state income tax reporting requirements with respect to the Seller Deposit Liabilities and interest paid thereon and all required reporting with respect to IRAs through the Closing. Purchaser shall comply with all federal and state income tax reporting requirements with respect to the Seller Deposit Liabilities and interest paid thereon and all required reporting with respect to IRAs after the Closing. Seller shall provide TINs and any other information that may be required by Purchaser in this regard.

                  (f) LOAN PAYMENTS. After the Closing Date, Seller will forward to Purchaser loan payments received by Seller with respect to the Loans.

                  VII.4 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article VII, nothing contained in this
Article VII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article VII.

                  VII.5 EXPENSES. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expense, whether or not the transactions contemplated hereby are consummated.

                  VII.6 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Respective covenants, representations and warranties of Purchaser and Seller contained or referred to in this Agreement shall survive the Closing for a period of five years and shall not be deemed to merge therewith or terminate thereby.

                  VII.7 SUCCESSORS AND ASSIGNS. All of the obligations of the parties hereunder, including without limitation, the indemnification obligations in Sections 5.03, 5.04, and 5.05 shall be binding upon the successors and assigns of the parties.

                  VII.8 WAIVERS. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instruments:

                  (a) Any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto.

                  (b) Compliance with any of the covenants or agreements of the other party contained in this Agreement.

                  (c) The performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein.

                  (d) Satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

                  VII.9 NOTICES. Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return-receipt mail, postage prepaid addressed as follows:

                  IF TO SELLER:  REPUBLIC BANK & TRUST COMPANY
                                 601 West Market Street
                                 Louisville, Kentucky 40202-2700
                                 Attention: Bill Petter, Chief Financial Officer

                  WITH COPIES TO:  REPUBLIC BANK & TRUST COMPANY
                                   601 West Market Street
                                   Louisville, Kentucky 40202-2700
                                   Attention: Steve Trager, Vice Chairman

                  IF TO PURCHASER: FIRST FEDERAL SAVINGS
                                   BANK OF LEITCHFIELD
                                   211 North Main Street
                                   Leitchfield, Kentucy 42754
                                   Attn:  Robert T. Crawford, President

                  WITH COPIES TO:  NATIONAL CITY BANCSHARES, INC.
                                   227 Main Street
                                   P.O. Box 868
                                   Evansville, Indiana 47705-0868
                                   Attn:  Robert A. Keil, President

                  AND TO:          BAKER & DANIELS
                                   300 North Meridian Street, Suite 2700
                                   Indianapolis, Indiana 46204-1782
                                   Attn: David C. Worrell

or to such other person or address as any such party may designate by notice to the other parties and shall be deemed to have been given as of the date received.

                  VII.10 COOPERATION ON OPEN ITEMS AND OTHER MATTERS. After Closing the parties agree to cooperate with each other with respect to the processing of outstanding checks, ATM transactions and other open items which originated prior to Closing.

                  VII.11 PARTIES IN INTEREST; ASSIGNMENT; AMENDMENT. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party, including FKB) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned (except by operation of law due to a merger of Purchaser or Seller with a third party or by assignment to FKB or other banking affiliate of the assigning party who agrees in writing to assume all of the obligations of the assigning party hereunder), and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successor and assigns.

                  VII.12 ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. Annexes and Appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

                  VII.13 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, except to the extent precluded by federal law of mandatory application.

                  VII.14 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  VII.15 RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the Seller Assets shall not pass to Purchaser until the Closing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective officers thereunto duly authorized, all as of the date first above written.

FIRST FEDERAL SAVINGS BANK OF LEITCHFIELD

By:  /s/
     ----------------------
Its:
     ----------------------
ATTEST:

By:  /s/
     ----------------------
Its:
     ----------------------
REPUBLIC BANK & TRUST COMPANY

By:   /s/
     ----------------------
Its:
     ----------------------
ATTEST:

By:  /s/
     ----------------------
Its
     ----------------------

The exhibits to the Agreement have been omitted from this filing in reliance on Rule 601(b)(2) of Regulation S-K. Republic Bancorp, Inc. will furnish supplemental a copy of any omitted exhibit to the Securities and Exchange Commission upon request.